As filed with the Securities and

Exchange Commission on April 27, 2023

File No. 811-02631

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT [X]

OF 1940

AMENDMENT No. 46

CHESTNUT STREET EXCHANGE FUND

(Exact Name of the Registrant as Specified in Charter)

c/o Vigilant Compliance, LLC

223 Wilmington West Chester Pike, Suite 216

Chadds Ford, PA 19137

(Address of Principal Executive Offices)

The Registrant’s Telephone Number: 610-558-1750

Frederick C. Teufel, Jr.

Chestnut Street Exchange Fund

c/o Vigilant Compliance, LLC

223 Wilmington West Chester Pike, Suite 216

Chadds Ford, PA 19137

(Name and Address of Agent for Service)

Copy to:

Michael P. Malloy, Esq.

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, Pennsylvania 19103-6996

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PART A.      INFORMATION REQUIRED IN A PROSPECTUS

Item 1.	Front and Back Cover Pages.

Inapplicable.

Item 2.	Risk/Return Summary: Investment Objectives/Goals.

Inapplicable.

Item 3.	Risk/Return Summary: Fee Table.

Inapplicable.

Item 4.	Risk/Return Summary: Investments, Risks and Performance.

Inapplicable.

Item 5.	Management.

(a) Mitchell Sinkler & Starr, Inc. (“MSS” or the “Adviser”) is the Fund’s investment adviser.

(b) W. Gregory Richardson, CFA, President, Principal, and Portfolio Manager has managed the Fund since June 28, 2021. Peter T. Toscani, CFA, CFP®, Vice President, Director of Research, Principal, and Portfolio Manager has managed the Fund since June 28, 2021.

Item 6.	Purchase and Sale of Fund Shares.

(a) Inapplicable.

(b) Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by U.S. Bancorp Fund Services, LLC, the Fund’s transfer agent and dividend disbursing agent (the “Transfer Agent”), of a written request for redemption. The request must be accompanied by certificates (if issued).

Item 7.	Tax Information.

Distributions by the Fund as a regulated investment company (“RIC”) that are attributable to ordinary income and short-term capital gains of the Fund will generally be taxable as ordinary income in determining a partner’s gross income for tax purposes, regardless whether the partner receives these distributions in cash or shares. The Fund currently intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate. The Fund may decide to distribute up to all of its long-term capital gains in the future.

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Item 8.	Financial Intermediary Compensation.

Inapplicable

Item 9.	Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings.

(a)	The Fund’s investment objectives are to seek long-term growth of capital and, secondarily, current income. The investment objectives stated above may be changed by the Board of Managing General Partners (the “Board”) without the approval of a majority of the Fund’s outstanding voting securities.

(b)	The Fund seeks to achieve its investment objectives by investing in a diversified portfolio of common stocks and securities convertible into common stocks of companies with large market capitalizations. The Fund may also invest in other types of securities for temporary or defensive purposes, including preferred stocks, investment grade bonds and money market obligations such as U.S. government securities, certificates of deposit and commercial paper. To the extent that the Fund is in a temporary or defensive position, it may not be able to meet its investment objectives. Generally, because many of the Fund’s portfolio securities have significant capital appreciation, the Fund does not sell its portfolio securities; however, sales of portfolio securities may be effected when the Adviser believes a sale would be in the best interests of the Fund’s investors (each a “Limited Partner”) even though capital gains will be realized. The tax consequences of a sale of portfolio securities will be considered prior to a sale. Portfolio securities are also disposed of in connection with the redemption of shares in the Fund.

Up to 10% of the value of the Fund’s total assets may be invested in securities which are subject to legal or contractual restrictions on resale and which the Fund reasonably believes will be saleable after a two-year holding period pursuant to Rule 144 under the Securities Act of 1933, as amended.

The Fund may lend portfolio securities.

(c)

As with all mutual funds, a Limited Partner is subject to the risk that his or her investment could lose money. The Fund may not achieve its investment objectives. Since it purchases equity securities, the Fund is subject to the risk that stock prices may fall over short or extended periods of time. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is a principal risk of investing in the Fund. Geopolitical and other events, including war, terrorism, economic uncertainty, trade disputes, public health crises such as epidemics and pandemics and related geopolitical events have at times led, and in the future may lead, to increased market volatility, which may disrupt U.S. and world economies and markets and may have significant adverse direct or indirect effects on the Fund and its investments.

Limited Partners generally are not personally liable for liabilities of the Fund. However, if the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to creditors of the Fund to the extent of such distributions, plus interest.

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A Limited Partner has no right to take any part in the control of the Partnership business, and the exercise of such control would subject a Limited Partner to the personal liability of a General Partner for obligations of the Fund. It is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Fund’s Restated Certificate and Agreement of Limited Partnership (“Partnership Agreement”) might subject the Limited Partners to liability as General Partners under the laws of California and other states. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund.

The net asset value of the Fund’s shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund’s portfolio securities at the time of redemption or repurchase.

(d)	A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available in the Fund’s Statement of Additional Information.

Item 10.	Management, Organization and Capital Structure.

(a)(1)	Effective June 28, 2021 and pursuant to an Investment Advisory Agreement dated December 31, 2021 (the “Advisory Agreement”), the Fund’s investment adviser is Mitchell Sinkler & Starr, Inc., located at Two Penn Center Plaza, Suite 1320, Philadelphia, Pennsylvania 19102. MSS had approximately $1.5 billion in investment company and other portfolio assets under management as of December 31, 2022. A discussion regarding the basis for the Managing General Partners approving the Advisory Agreement is available in the Fund’s semi-annual report to shareholders, dated June 30, 2021.

Subject to the supervision of the Fund’s Managing General Partners, MSS manages the Fund’s portfolio and is responsible for, makes decisions with respect to, and places orders for, all purchases and sales of the Fund’s portfolio securities.

The Advisory Agreement also provides that, subject to the supervision of the Fund’s Managing General Partners, MSS will provide a continuous investment program for the Fund’s portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the portfolio. MSS will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, and what portion of its assets will be invested or held uninvested in cash or cash equivalents. Further, it is the responsibility of MSS to: place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer; conform with all applicable laws, rules and regulations; and not invest its assets or the assets of any accounts advised by it in shares of the Fund, make loans for the purpose of purchasing or carrying shares, or make loans to the Fund.

For the services provided by MSS, and the expenses assumed by it under the Advisory Agreement, the Fund has agreed to pay a fee, computed daily and payable monthly, based on the Fund’s average net assets. For the fiscal year ended December 31, 2022, the Fund paid an investment advisory fee aggregating 0.10% of its average daily net assets.

(a)(2)	W. Gregory Richardson, CFA, President, Principal and Portfolio Manager and Peter T. Toscani, CFA, CFP®, Vice President, Director of Research, Principal and Portfolio Manager, are primarily responsible for the management of the Fund. Mr. Richardson and Mr. Toscani have managed the Fund since June 28, 2021.
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Mr. Richardson joined MSS in 2005. Mr. Richardson is President of MSS and a Portfolio Manager.

Mr. Toscani joined MSS in 2019. Mr. Toscani is a Vice President and the Director of Research at MSS. Prior to joining MSS, Mr. Toscani was a Portfolio Analyst with Chartwell Investment Partners.

Part B, the Statement of Additional Information, provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Fund.

Item 11.	Shareholder Information.

(a)	Pricing of Fund Shares. The Fund’s net asset value per share is determined as of the close of business of the New York Stock Exchange on each day it is open, usually 4 p.m. Eastern Time. The net asset value per share is computed by taking the total value of all assets of the Fund less its liabilities and dividing by the number of Fund shares outstanding. Securities for which market quotations are readily available are valued at their current market value in the principal market in which such securities are normally traded. These values are normally determined by (i) the last sales price, if the principal market is on the New York Stock Exchange or other securities exchange (or the closing bid price, if there has been no sales on such exchange on that day), or (ii) the most recent bid price, if the principal market is other than an exchange. Securities and other assets for which market quotations are not readily available or are questionable are valued at their fair value as determined in good faith in accordance with Rule 2a-5 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund adopted valuation policies and procedures conforming to the new rules and designated the Adviser as valuation designee for the Fund’s holdings, effective September 8, 2022. With respect to call options written on portfolio securities, the amount of the premium received is treated as an asset and amortized over the life of the option, and the price of an option to purchase identical securities upon the same terms and conditions is treated as a liability marked to the market daily. The price of options are normally determined by the last sales price on the principal exchange on which such options are normally traded (or the closing asked price if there has been no sales on such exchange on that day).

Under the 1940 Act, the Fund may suspend the right of redemption or postpone the date of payment upon redemption for any period during which the New York Stock Exchange is closed, other than customary weekend and holiday closings, or during which (as determined by the Securities and Exchange Commission (the “SEC”) trading on said Exchange is restricted, or during which (as determined by the SEC) an emergency exists as a result of which disposal or valuation of portfolio securities is not reasonably practicable, or during which it is otherwise not reasonably practical for the Fund to fairly determine the value of its net assets, or during such other periods as the SEC may permit. (The Fund may also suspend or postpone the recordation of the transfer of its shares upon the occurrence of any of the foregoing conditions.)

(b)	Inapplicable.
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(c)	Redemption of Fund Shares. Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by the Transfer Agent, of a written request for redemption setting forth the name of the Fund, the investor’s account number and delivery instructions. The request must be accompanied by certificate(s) (if issued). The certificate(s) or, if certificates have not been issued, the written request, must be signed by each record owner exactly as the shares are registered and the signature(s) must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

Except to the extent shares are redeemed for cash pursuant to the Systematic Withdrawal Plan (the “Plan”), the Fund intends to distribute upon redemption securities from its portfolio in-kind, valued at the same value used for purposes of next determining the Fund’s net asset value after the receipt of the request for redemption in proper form. The Fund may in its discretion pay part or all of redemption proceeds in cash. The Fund has used redemptions in kind and in cash regularly and in stressed market conditions. When received by the shareholder, the value of the securities from the portfolio may be greater or lesser than the value used in pricing the redemption and will be subject to market risk. In addition, the shareholder may incur brokerage fees and other expenses upon the sale of these securities. When the Fund makes redemptions in cash, it utilizes cash balances.

The proceeds of redemption will be paid as soon as possible but not later than seven days after the request for redemption is received with the required documentation. The Fund or the SEC may suspend the right of redemption or delay payment during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings); when trading on that exchange is restricted or an emergency exists which makes disposal or valuation of portfolio securities not reasonably practicable; or during such other period as the SEC may by order permit.

Investors may, by notice in writing to the transfer agent, elect to participate in the Plan. Participants in the Plan may elect to receive quarterly in cash as a partial redemption of their shares up to 3/4 of 1% of the net asset value of their shares as of the close of trading on the New York Stock Exchange on the last trading day of each calendar quarter. The Fund does not intend to impose a charge upon investors for participating in the Plan. Participants may withdraw from the Plan at any time by written notice to the Transfer Agent.

The net asset value of the Fund’s shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund’s portfolio securities at the time of redemption or repurchase.

A Limited Partner may assign the whole or any portion of such Limited Partner’s Fund shares by a written instrument of assignment in form satisfactory to the Board. Any Limited Partner who assigns Fund Shares, and any assignee of such shares who subsequently assigns such shares, by virtue of an assignment made in accordance with the provisions of the Partnership Agreement, confers upon his assignee the right to be substituted as a Limited Partner, and the assignee shall become a Limited Partner upon being entered into the records of the Fund as a Limited Partner.

(d)

Dividends and Distributions. Since January 1, 1998, the Fund has been deemed a corporation, rather than a partnership, for federal income tax purposes. In connection with this change in its federal tax status, the Fund elected to be taxed as a RIC. To qualify for treatment as a RIC under Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued under it, the Fund must meet certain income, diversification and distribution requirements. For example, to qualify as a RIC, the Fund must pay as dividends each year at least 90% of its investment company taxable income which includes, but is not limited to, taxable interest, dividends and short-term capital gains less expenses. The Fund intends to continue its historic policy of regular and quarterly dividends and to pay an additional dividend at year-end so that total distributions for each year equal 100% of its net investment company taxable income (before the deduction of such dividends). The Fund currently intends to retain all of its net long-term capital gains. The Fund may decide to distribute up to all of its net long-term capital gains in the future.

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(e)	Frequent Purchases and Redemptions of Fund Shares. The Board has not adopted formal policies and procedures with respect to frequent purchases and redemptions of Fund shares by Fund shareholders due to the nature of the Fund and the nature of the procedures for redeeming the Fund’s shares.

(f)	Tax Consequences. The Fund has elected and intends to continue to qualify as a RIC under Subchapter M of Subtitle A, Chapter 1 of the Code. The Code’s RIC provisions provide pass-through treatment of taxable income similar to that provided under the Code’s partnership rules. Therefore, to the extent that the Fund’s earnings are distributed to its partners as required by the RIC provisions of the Code, the Fund itself will not be required to pay federal income tax. If for any taxable year the Fund elected not to be a RIC or failed to qualify as a RIC, all its taxable income would be subject to tax at regular corporate rates without any deduction for distributions to partners. In that event, partners would recognize dividend income on distributions to the extent of the Fund’s current and accumulated earnings and profits.

Distributions by the Fund as a RIC that are attributable to ordinary income and short-term capital gains of the Fund will generally be taxable as ordinary income in determining a partner’s gross income for federal income tax purposes, regardless of whether the partner receives these distributions in cash or shares. The Fund currently intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate. Each partner will be required to report his allocable portion of the Fund’s gain, but each partner will also receive a tax credit for his allocable portion of the tax paid by the Fund. In addition, any retained capital gains, net of tax, will generally increase a partner’s investment (and tax basis) in the Fund. The Fund will inform each partner as to the amount and nature of such income or gains. The Fund may change this policy at any time and decide to distribute up to all of its net long-term gains in the future.

Because the Fund is not continuously offered pursuant to a public offering, regularly traded on an established securities market or does not have at least 500 partners at all times during the taxable year, certain expenses incurred by the Fund that if paid by an individual would be deductible only as “miscellaneous itemized deductions” are generally not deductible by the Fund. Instead, each partner will be treated as if it received a dividend in an amount equal to its allocable share of such expenses of the Fund and then having paid such expenses itself. For non-corporate taxpayers, such expenses will generally be itemized deductions and treated as “miscellaneous itemized deductions”.  Under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and before January 1, 2026, miscellaneous itemized deductions will no longer be deductible. The Fund will provide the partners information on the expenses that are passed through to the partners.

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Under the Code, the current maximum long-term capital gain tax rate applicable to individuals, estates, and trusts is 20%. In addition, individuals, trusts and estates with income above certain thresholds are subject to a Medicare contribution tax on net investment income at the rate of 3.8%. Investment income includes dividends, interest and capital gains. Fund distributions to individual partners attributable to dividends received by the Fund from U.S. and certain “qualified” foreign corporations will generally be taxed at the long-term capital gain rate, as long as certain other requirements are met. For these lower rates to apply, the individual partners must have owned their Fund shares for at least 61 days during the 121-day period beginning on the date that is 60 days before the Fund’s ex-dividend date (and the Fund will need to have met a similar holding period requirement with respect to the shares of the corporation paying the qualifying dividend). The amount of the Fund’s distributions that qualify for this favorable tax treatment may be reduced as a result of the Fund’s securities lending activities (if any), a high portfolio turnover rate or investments in debt securities or “non-qualified” foreign corporations.

Partners will generally recognize taxable gain or loss on a sale, exchange or redemption of their shares based on the difference between their tax basis in the shares and the amount received for them. Generally, partners recognize long-term capital gain or loss if they have held their Fund shares for over twelve months at the time they dispose of them. (To aid in computing the tax basis in the shares, partners generally should retain their account statements for the period during which they have held shares.) Any loss realized on shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends that were received on the shares. Additionally, any loss realized on a disposition of shares of the Fund may be disallowed under “wash sale” rules to the extent the shares disposed of are replaced with other shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of the Fund. If disallowed, the loss will be reflected in an upward adjustment to the basis of the shares acquired.

For shares acquired through reinvestment of dividends or after January 1, 2012, the Fund (or relevant broker or financial advisor) is required to compute and report to the Internal Revenue Service (“IRS”) and furnish to partners cost basis information when such shares are sold or exchanged. The Fund has elected to use the First-In, First-Out method, unless you instruct the Fund to use a different IRS-accepted cost basis method, or choose to specifically identify your shares at the time of each sale or exchange. If your account is held by your broker or other financial advisor, they may select a different cost basis method. In these cases, please contact your broker or other financial advisor to obtain information. You should carefully review the cost basis information provided by the Fund and make any additional basis, holding period or other adjustments that are required when reporting these amounts on your federal and state income tax returns. Partners should consult with their tax advisors to determine the best IRS-accepted cost basis method for their tax situation and to obtain more information about how the new cost basis reporting requirements apply to them.

The one major exception to these tax principles is that distributions on, and sales, exchanges and redemptions of, shares held in an IRA (or other tax-qualified plan) will not be currently taxable.

The above federal income tax discussion relates only to partners who are individual U.S. citizens or residents. Each partner should consult with his tax adviser for further information regarding federal, state, local and foreign tax consequences relevant to his specific tax situation.

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(g)	Inapplicable.

Item 12.	Distribution Arrangements.

Inapplicable.

Item 13.	Financial Highlights Information.

Inapplicable.

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PART B.      INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Chestnut Street Exchange Fund – CHNTX

Item 14.	Cover Page and Table of Contents.

(a)

This Statement of Additional Information for Chestnut Street Exchange Fund (the “Fund”) is not a prospectus and should be read in conjunction with the Fund’s Part A dated April 27, 2023. The financial statements and notes thereto included in the Fund’s Annual Report are incorporated by reference into this Statement of Additional Information. Copies of the prospectus for the Fund dated April 27, 2023 and the Annual Report may be obtained, without charge by writing the Fund at c/o Vigilant Compliance, LLC, 223 Wilmington West Chester Pike, Chadds Ford, Suite 216, PA 19137, by calling toll-free at (866) 311-7541 or by accessing the following hyperlink: https://www.sec.gov/Archives/edgar/data/19780/000089418923001833/csef_ncsr.htm.

Capitalized terms used but not defined herein have the same meanings as in the Part A. The date of this Statement of Additional Information (“SAI”) is April 27, 2023.

(b)	Table of Contents	Page No.

Fund History	9
Description of the Fund and its Investments and Risks	10
Management of the Fund	13
Control Persons and Principal Holders of Securities	17
Investment Advisory and Other Services	18
Portfolio Managers	19
Brokerage Allocation and Other Practices	20
Capital Stock and Other Securities	21
Purchase, Redemption and Pricing of Shares	21
Taxation of the Fund	22
Underwriters	22
Calculation of Performance Data	22
Financial Statements	22
Appendix A	Appendix

Item 15.	Fund History.

The Fund is a limited partnership organized as of March 23, 1976 under the Uniform Limited Partnership Act of California. In 1997, the Fund elected to be governed by the California Revised Limited Partnership Act as enacted by the State of California and hereafter amended, set forth presently at the Uniformed Limited Partnership Act of 2008 Sections 15900 and following, of the Corporations Code of the State of California.

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Item 16.	Description of the Fund and its Investments and Risks.

(a)	Classification. The Fund is a diversified open-end, management investment company.

(b)	Investment Strategies and Risks. The Fund may write exchange-traded covered call options on portfolio securities up to 25% of the value of its assets. The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than deliver portfolio securities upon exercise of the option.

(c)	Fund Policies.

The Fund’s fundamental policies which may not be changed without the approval of a majority of the Fund’s outstanding voting securities are as follows:

(1)	The Fund will not issue any senior securities (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)).

(2)	The Fund will not purchase securities on margin or sell any securities short. The Fund will not purchase or write puts, calls, straddles or spreads with respect to any security except that (i) the Fund may write call options on securities constituting not more than 25% of the value of its assets if the option is listed on a national securities exchange and, at all times while the option is outstanding, the Fund owns the securities against which the option is written or owns securities convertible into such securities, and (ii) the Fund may purchase call options in closing purchase transactions to liquidate its position as an option writer.

(3)	The Fund will not borrow money except from banks in amounts which in the aggregate do not exceed 10% of the value of its assets at the time of borrowing. This borrowing provision is not for purposes of leverage but is intended to facilitate the orderly sale of portfolio securities to accommodate abnormally heavy redemption requests, and to pay subscription fees due with respect to the exchange without having to sell portfolio securities. Securities may be purchased for the Fund’s portfolio while borrowings are outstanding.

(4)	The Fund will not act as an underwriter (except as it may be deemed such in a sale of restricted securities owned by it).

(5)	It is not the policy of the Fund to concentrate its investments in any particular industry, but if it is deemed advisable in light of the Fund’s investment objectives, up to 25% of the value of its assets may be invested in any one industry. The Fund will not be required to reduce holdings in a particular industry if, solely as a result of price changes, the value of such holdings exceeds 25% of the value of the Fund’s total assets.

(6)	The Fund will not purchase or sell real estate or real estate mortgage loans.

(7)	The Fund will not purchase or sell commodities or commodity contracts.
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(8)	The Fund will not make loans except by (i) the purchase of debt securities in accordance with its investment objectives and (ii) the loaning of securities against collateral consisting of cash or securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, which is equal at all times to at least 100% of the value of the securities loaned. The Fund will lend portfolio securities only when its investment adviser believes that the net return to the Fund in consideration of the loan is reasonable, that any fee paid for placing the loan is reasonable and based solely upon services rendered, that the loan is consistent with the Fund’s investment objectives, and that no affiliate of the Fund or of its investment adviser is involved in the lending transaction or is receiving any fees in connection therewith. The Fund will not have the right to vote securities loaned, but will have the right to terminate such a loan at any time and receive back equivalent securities and to receive amounts equivalent to all dividends and interest paid on the securities loaned.

(9)	The Fund will not:

(A)	Mortgage, pledge or hypothecate its assets except to secure borrowings described in policy (3) above and in amounts not exceeding 10% of the value of its assets.

(B)	Invest more than 5% of its assets at the time of purchase in the securities of any one issuer (exclusive of securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities).

(C)	Purchase securities if such purchase would result in its owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

(D)	Invest in securities of companies which have a record, together with their predecessors, of less than five years of continuous operation.

(E)	Purchase or hold securities of any company if, to its knowledge, those General Partners of the Fund and those directors and officers above the level of Senior Vice President of its investment adviser beneficially owning more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of the securities of such company taken at market value.

(F)	Purchase the securities of other investment companies except that the Fund has accepted for exchange shares of common stock of Coca-Cola International Corporation in accordance with the limitations imposed by the 1940 Act.

(G)	Purchase oil, gas or other mineral leases or partnership interests in oil, gas or other mineral exploration programs.

(H)	Knowingly purchase or otherwise acquire any equity or debt securities which are subject to legal or contractual restrictions on resale if, as a result thereof, more than 10% of the value of its assets would be invested in such securities.
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(I)	Invest in companies for the purpose of exercising control or management.

Any investment policy or restriction in these policies (1)-(9) that involves a maximum percentage of securities or assets, with the exception of liquidity and borrowing determinations, shall not be considered to be violated unless an excess over the percentage occurs immediately after an acquisition of securities or utilization of assets and results therefrom.

The Fund’s investment policies which are not deemed fundamental and may be changed without shareholder approval are as follows:

The Fund does not intend to engage in any significant degree in short-term trading. Portfolio turnover is not expected to exceed 15%, although the Fund reserves the right to exceed this turnover rate. The tax consequences of a sale of portfolio securities will be considered prior to a sale, but sales will be effected when the investment adviser believes a sale would be in the best interests of the Fund’s shareholders even though capital gains will be realized.

The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than by delivering portfolio securities upon exercise of the option.

In connection with policy (5) above, the Securities and Exchange Commission (the “SEC”) considers a concentration to mean 25% or more in any one industry and the ability of the Fund to concentrate its investments up to 25% of the value of its assets in any one industry means up to, but not including 25%.

The Fund will not invest more than 15% of its net assets in investments that are illiquid. Illiquid investments are any investment that the Fund reasonably expects cannot be sold or disposed of in current market conditions in seven calendar days or less without the sale or disposition significantly changing the market value of the investment (including repurchase agreements in excess of seven days).

(d)	Temporary Defensive Position. Inapplicable.

(e)	Portfolio Turnover. Inapplicable.

(f)	Disclosure of Portfolio Holdings. The Board of Managing General Partners (the “Board”) has not adopted formal policies and procedures with respect to disclosure of portfolio holdings due to the nature of the Fund. Disclosure to providers of auditing, custody, proxy voting and other similar services for the Fund will generally be permitted; however, information may be disclosed to other third parties only upon approval by the Chief Compliance Officer (“CCO”), who must first determine that the Fund has a legitimate business purpose for doing so. In general, each recipient of non-public portfolio holdings information must sign a confidentiality and non-trading agreement, although this requirement will not apply when the recipient is otherwise subject to a duty of confidentiality as determined by the CCO. The identity of those recipients who receive non-public portfolio holdings information on an ongoing basis is as follows: the investment adviser and its affiliates, the administrator, the Fund’s independent registered public accounting firm, the Fund’s custodian, the Fund’s legal counsel, the Fund’s financial printer, the Fund’s liquidity classification agent, and the Fund’s proxy voting service. These entities are obligated to keep such information confidential. Third-party providers of custodial or accounting services to the Fund may release non-public portfolio holdings information of the Fund only with the permission of portfolio representatives.
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(g)	Money Market Fund Material Events. Inapplicable.

Item 17.	Management of the Fund.

(a)	The Managing General Partners and officers of the Fund, their addresses, ages, principal occupations during the past five years and other affiliations are:

Name, Address and Age	Position with the Fund and Length of Time Served	Principal Occupations During Past 5 Years and Current Affiliations	Number of Portfolios in Fund Complex[1] Overseen by Managing General Partners	Other Directorships[2] Held by Managing General Partner During the Past 5 Years
Disinterested Managing General Partners
Langhorne B. Smith c/o Vigilant Compliance, LLC 223 Wilmington West Chester Pike, Suite 216, Chadds Ford, PA 19317 Age: 86	Managing General Partner since 1997	Retired. President and Director, The Sandridge Corporation (private investment company); Director, Claneil Enterprises, Inc. (private investment company) from 1981 to 2002.	1	None
David R Wilmerding, Jr. c/o Vigilant Compliance, LLC 223 Wilmington West Chester Pike, Suite 216, Chadds Ford, PA 19317 Age: 87	Managing General Partner since 1976; Chairman of the Managing General Partners since 2006	Retired. Chairman, Wilmerding & Associates (investment advisers) from February 1989 to 2006.	1	Director, Beaver Management Corporation until April 2021.
Interested Managing General Partner[3]
Terry Wettergreen c/o Vigilant Compliance, LLC 223 Wilmington West Chester Pike, Suite 216, Chadds Ford, PA 19317 Age: 72	Managing General Partner since 2022	Retired. Director and Senior Adviser, Vigilant Compliance LLC from 2016 to 2022; Chief Compliance Officer, Westport Advisers LLC and Westport Asset Management Inc. from 1996-2016; Treasurer, Chief Financial Officer, Vice President and Secretary, The Westport Funds 1998-2016.	1	None
Officers
Frederick C. Teufel, Jr. Vigilant Compliance, LLC Gateway Corporate Center, Suite 216 223 Wilmington West Chester Pike Chadds Ford, PA 19317 Age: 63	President, Chief Compliance Officer and Financial Officer since 2022.	Director, Vigilant Compliance LLC since September 2020. Professor of Accounting, Saint Joseph’s University, 2014 to 2020. Principal, The Vanguard Group of Investment Companies, 1990 to 2014. Senior Manager, Business Assurance, Price Waterhouse 1983 to 1990.	N/A	N/A
Michael P. Malloy Faegre Drinker Biddle & Reath LLP One Logan Square Suite 2000 Philadelphia, PA 19103 Age: 63	Secretary since 2001	Partner in the law firm of Faegre Drinker Biddle & Reath LLP since 1993.	N/A	N/A

1.	The Fund Complex includes all registered investment companies that are advised by the Adviser.

2.	Directorships of companies required to report to the SEC under the Securities Exchange Act of 1934, as amended (i.e., “public companies”) or other investment companies registered under the 1940 Act.

3.	Ms. Wettergreen is considered an “interested person” of the Fund as that term is defined in the 1940 Act and is referred to as an “Interested Managing General Partner.” Ms. Wettergreen is considered an “Interested Managing General Partner” of the Fund by virtue of her position as President and Chief Compliance Officer of the Fund from January 2018 to January 2022.

13

(b)(1)

Leadership Structure and Board of Managing General Partners. The business and affairs of the Fund are managed by its Managing General Partners. The Adviser manages the Fund’s investments and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services (“USBGFS”) administers the Fund and they retain other service providers, as necessary. All parties engaged to render services to the Fund are subject to the oversight of the Board. The Chairman, an independent Managing General Partner, presides at meetings and oversees preparation of the meeting agenda. The Board conducts regular quarterly meetings. The Board also relies on professionals, such as the independent registered public accountants and legal counsel, to assist the Managing General Partners in performing their oversight responsibility. The Board has established an audit committee described below. The Board believes that its leadership structure is appropriate because it enables the Board to exercise informed and independent judgment over matters under its purview by the frequent communications with professionals retained to serve the Fund, including the Adviser, USBGFS, legal counsel, financial and accounting professionals and compliance personnel that enhance the Board’s oversight. The Board also believes its leadership structure is appropriate since it oversees one Fund that is not opened to new investors.

14

The Board performs its risk oversight function for the Fund through a combination of direct oversight by the Board as a whole and its audit committee and indirectly through the Adviser, USBGFS, Fund officers, the Fund’s CCO and other service providers. The Fund is subject to a number of risks, including investment, compliance, operational and valuation risks, among others. Day-to-day risk management functions are within the responsibilities of the Adviser and USBGFS to carry out the Fund’s investment management and business affairs, respectively. The Board provides risk oversight through: receiving and reviewing on a regular basis reports from the Adviser and USBGFS; receiving, reviewing and approving compliance policies and procedures; periodic meetings with the Fund’s portfolio manager to review investment policies, strategies and risks; and meeting regularly with the Fund’s CCO to discuss compliance findings and issues. The Board also relies on the Adviser and USBGFS, with respect to day-to-day operations and activities of the Fund, to create and maintain processes and controls to minimize risk and the likelihood of adverse effects on the Fund’s business and reputation.

(b)(2)	The Fund has established an Audit Committee, consisting of Messrs. Smith (Chairman) and Wilmerding, the Independent Managing General Partners. The Audit Committee annually considers the engagement and compensation of the Fund’s independent registered public accounting firm, oversees the audit process and reviews with the auditors the scope and results of the audit of the Fund’s financial statements. The Audit Committee held three meetings in 2022.

(b)(3)	Inapplicable.

(b)(4)	As of December 31, 2022, the Managing General Partners owned the following Fund shares.

Name of Managing General Partner	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen By Managing General Partner in Family of Investment Companies[1]
Disinterested Managing General Partners
Langhorne B. Smith	$10,001 - $50,000	$10,001 - $50,000
David R. Wilmerding, Jr. (Chairman)	$1 - $10,000	$1 - $10,000
Interested Managing General Partner
Terry Wettergreen	None	None

1.

A Family of Investment Companies means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services and have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The Fund is not a member of a Family of Investment Companies.

(b)(5)	Inapplicable.
15

(b)(6)	Inapplicable.

(b)(7)	Inapplicable.

(b)(8)	Inapplicable.

(b)(9)	Inapplicable.

(b)(10)	The information in the table above includes each Managing General Partner’s principal occupation during the last five years. Each Managing General Partner possesses extensive additional experience, skills and attributes relevant to his qualifications to serve as a Managing General Partner. The cumulative background of each Managing General Partner led to the conclusion that each Managing General Partner should serve as a Managing General Partner for the Fund. Ms. Wettergreen has demonstrated leadership and management abilities through her senior position at a full-service investment management consulting firm. Her compliance experience and background in the financial services and mutual fund industries is helpful to the Board in its oversight responsibilities of the Fund’s general operations. Mr. Smith, a CPA, has extensive experience in private investment companies. His knowledge of the investment management industry is helpful to the Board in carrying out its oversight responsibilities with respect to the Adviser. Mr. Wilmerding owned and operated a registered investment adviser and has extensive experience in securities, financial services and mutual funds. His background in investment management and the financial services industry brings practical knowledge and contributes to the Board’s oversight of the Adviser as well as the operations of the Fund.

(c)	Each Managing General Partner is paid an annual retainer of $10,000 and $750 for each Board meeting attended. The Fund pays the Chairman an additional $8,000 annually. The Fund currently pays the President $5,000, the CCO $51,000 and the Chief Financial Officer $19,600 for his services annually. Faegre Drinker Biddle & Reath LLP, of which Mr. Malloy is a partner, receives fees from the Fund for legal services. The following table provides information concerning the compensation of each of the Fund’s Managing General Partners for services rendered during the Fund’s last fiscal year ended December 31, 2022:

Name of Person/Position	Aggregate Compensation from the Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from the Fund and Fund Complex[1]
Disinterested Managing General Partners
Gordon L. Keen, Jr.[2]	$6,500	N/A	N/A	$6,500
Langhorne B. Smith	$13,000	N/A	N/A	$13,000
David R. Wilmerding, Jr. (Chairman)	$21,000	N/A	N/A	$21,000
Interested Managing General Partner
Terry Wettergreen[3]	$6,500	N/A	N/A	$6,500

1.	A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies.

2.	Mr. Keen retired as Managing General Partner effective May 3, 2022.

3.	Ms. Wettergreen began serving as Managing General Partner effective July 27, 2022.

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(d)	Inapplicable.

(e)	Codes of Ethics. The Fund and the investment adviser have adopted codes of ethics under Rule 17j-1 of the 1940 Act that (i) establish procedures for personnel with respect to personal investing; (ii) prohibit or restrict certain transactions that may be deemed to create a conflict of interest between personnel and the Fund; and (iii) permit personnel to invest in securities that may be purchased or held by the Fund.

(f)	Proxy Voting Policies and Procedures.

The Board has delegated the responsibility of voting proxies with respect to the portfolio securities purchased and/or held by the Fund to the Adviser, subject to the Board’s continuing oversight. In exercising its voting obligations, the Adviser is guided by its general fiduciary duty to act prudently and in the interest of the Fund. The Adviser will consider factors affecting the value of the Fund’s investments and the rights of shareholders in its determination on voting portfolio securities.

The Adviser has adopted proxy voting procedures with respect to voting proxies relating to portfolio securities held by the Fund. The Adviser employs a third-party service provider to assist in the voting of proxies. These procedures have been provided to the service provider, who analyzes the proxies and makes recommendations, based on the Adviser’s policy, as to how to vote such proxies. A summary of the Adviser’s Proxy Voting Policies and Procedures is attached as Appendix A to this SAI.

Information regarding how the Fund voted proxies, if any, relating to portfolio securities held in the Fund’s portfolio for the most recent 12-month period ended June 30 is available, without charge, upon request, by calling (866-311-7541) or by visiting the SEC’s website at http://www.sec.gov.

Item 18.	Control Persons and Principal Holders of Securities.

(a)(b)	Control Persons and Principal Holders. As of April 1, 2023, no investor owned beneficially more than 5% of the Fund’s outstanding equity securities, except as follows:

Name and Address of Holder	Approximate Percentage of Ownership on April 1, 2023
Cede & Co. Box 20, Bowling Green Station New York, NY 10004	46.88%
Wendy E. Jordan Trust* Piedmont, CA 94611	8.64%

*	Indicates beneficial ownership.

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(c)	Management Ownership. As of April 1, 2023, all officers and Managing General Partners of the Fund as a group beneficially owned less than 1% of the Fund’s outstanding equity securities.

Item 19.	Investment Advisory and Other Services.

(a)	Investment Adviser. Pursuant to an Investment Advisory Agreement dated December 31, 2021 (the “Advisory Agreement”), the Fund’s investment adviser is Mitchell Sinkler & Starr, Inc. (“MSS” or “Adviser”), located at Two Penn Center Plaza, Suite 1320, Philadelphia, Pennsylvania 19102.

For the services provided by MSS and the expenses assumed by it under the Advisory Agreement, the Fund pays MSS a fee, computed daily and paid monthly at the annual rate of 0.10% of the average daily net assets.

Prior to June 28, 2021, BlackRock Capital Management, Inc. served as the Fund’s investment adviser. The Fund paid MSS and/or the Fund’s prior investment advisory firm $501,556, $389,610, and $183,014 for investment advisory services for the fiscal years ended December 31, 2020, 2021, and 2022, respectively.

(b)	Inapplicable.

(c)	MSS has agreed to bear all expenses incurred by it in connection with its activities other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

(d)	Administration and Accounting Agent. Effective April 18, 2020, USBGFS serves as the Fund’s Administrator, pursuant to a fund administration servicing agreement and serves as the Fund’s accountant pursuant to a fund accounting servicing agreement (collectively, the “Administration and Accounting Servicing Agreements”). Prior to April 18, 2020, the Fund had engaged a different firm to provide fund administration and accounting services. Under the Administration and Accounting Services Agreements, USBGFS has agreed to furnish to the Fund administrative services, statistical and research data, clerical, accounting and bookkeeping services, and certain other services required by the Fund. In addition, USBGFS has agreed to prepare and file various reports with the appropriate regulatory agencies and prepare materials required by the SEC or any state securities commission having jurisdiction over the Fund. Pursuant to the Administration and Accounting Servicing Agreements, USBGFS is entitled to receive accounting and administration fees based on the Fund’s average daily net assets and additional fees for specific filings and services.

The Fund paid USBGFS and the Fund’s prior administrator and fund accountant, $252,869, $204,360, and $190,517 for administration and accounting services for the fiscal years ended December 31, 2020, 2021, and 2022, respectively.

(e)	Inapplicable.

(f)	Inapplicable.
18

(g)	Inapplicable.

(h)	Other Service Providers.

U.S. Bank National Association is the custodian of the Fund’s assets (the “Custodian”) pursuant to a custody agreement (“Custodian Agreement”). The Custodian is located at U.S. Bank Tower, 425 Walnut Street, Cincinnati, OH 45202. The Custodian (a) maintains a separate account or accounts in the name of the Fund; (b) holds and transfers portfolio securities on account of the Fund; (c) accepts receipts and makes disbursements of money on behalf of the Fund; (d) collects and receives all income and other payments and distributions on account of the Fund’s portfolio securities; and (e) makes periodic reports to the Board concerning the Fund’s operations.

USBGFS serves as the Fund’s transfer agent and dividend disbursing agent (the “Transfer Agent”) pursuant to a transfer agent servicing agreement. The Transfer Agent is located at U.S. Bank Global Fund Services, LLC, 615 East Michigan Street, WI 53202.

The Fund’s independent registered public accounting firm is Cohen & Company, Ltd., located at 1835 Market Street, Suite 310, Philadelphia, Pennsylvania 19103. The following is a general description of the services performed by Cohen & Company, Ltd.: auditing and reporting upon financial statements; and reporting on internal control structure for inclusion in Form N-CEN.

(i)	Inapplicable.

Item 20.	Portfolio Manager

Other Accounts Managed by the Portfolio Managers

As of December 31, 2022, W. Gregory Richardson and Peter T. Toscani managed or were members of the management team for the following client accounts:

	Number of Other Accounts Managed and Assets by Account Type			Number of Other Accounts and Assets for Which Advisory Fee is Performance-Based
Name of Portfolio Manager	Other Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts	Other Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts
W. Gregory Richardson	0	0	119	0	0	0
	$0	$0	$437.0 million	$0	$0	$0
Peter T. Toscani	0	0	78	0	0	0
	$0	$0	$249.6 million	$0	$0	$0
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Portfolio Managers’ Potential Material Conflicts of Interest

MSS’s approach involves no incentive-based commissions with a deep belief in fiduciary responsibility to clients serving their interests alone. MSS has adopted policies and procedures that address conflicts of interest that may arise between a portfolio manager’s management of the Fund and their management of other accounts.  Potential areas of conflict could involve allocation of investment opportunities and trades among accounts, use of information regarding the timing of the fund’s trades, personal investing activities, and a portfolio manager’s compensation structure.  The Adviser has adopted policies and procedures that it believes are reasonably designed to address these conflicts.  However, there is no guarantee that such policies and procedures will be effective or that the Adviser will anticipate all potential conflicts of interest.

Portfolio Managers Compensation Overview

The discussion below describes the portfolio managers’ compensation as of December 31, 2022.

MSS portfolio managers are paid a salary and bonus commensurate with the profitability of the overall firm and the individual portfolio manager’s contribution.

Base Compensation. Generally, portfolio managers receive base compensation based on their position with the firm.

Discretionary Incentive Compensation. Portfolio managers may be eligible for bonuses which are based on the overall profitability of the firm and the aggregate contribution of the individual employee.

Other Compensation Benefits. In addition to base salary and discretionary incentive compensation, portfolio managers are eligible for the Adviser’s Profit Sharing Plan based on the overall profitability of the firm.

Securities Ownership of the Portfolio Managers

As of December 31, 2022, the dollar range of securities beneficially owned by the portfolio managers in the Fund is shown below:

Portfolio Manager	Dollar Range of Equity Securities of the Fund Owned
W. Gregory Richardson, CFA	None
Peter T. Toscani, CFA, CFP®	None

Item 21.	Brokerage Allocation and Other Practices.

(a)	The Fund effects transactions in portfolio securities through brokers and dealers. The Fund paid aggregate brokerage commissions of $0, $0, and $0 for the fiscal years ended December 31, 2020, 2021, and 2022, respectively.

(b)	Inapplicable.
20

(c)	In executing portfolio transactions, the Adviser seeks to obtain the best price and most favorable execution for the Fund, taking into account such factors as the price (including the applicable brokerage commission or dealer spread), size of the order, difficulty of execution and operational facilities of the firm involved. While the Adviser generally seeks reasonably competitive commission rates, payment of the lowest commission or spread is not necessarily consistent with obtaining the best price and execution in particular transactions.

(d)	Inapplicable.

(e)	Inapplicable.

Item 22.	Capital Stock and Other Securities.

(a)	The Fund has one class of partnership interest, no par value (the “Shares”). All Shares are entitled to participate equally in distributions declared by the Board. Each full Share entitles the record holder thereof to one full vote, and each fractional Share to a fractional vote, on all matters submitted to the shareholders. Partners are not entitled to cumulative voting in elections for the Managing General Partners. Each Share has equal liquidation rights. There are no pre-emptive rights or conversion rights.

The Fund is a limited partnership formed under The California Revised Limited Partnership Act, and hereafter amended, set forth presently at the Uniformed Limited Partnership Act of 2008 Sections 15900 and following, of the Corporations Code of the State of California. Limited Partners generally are not personally liable for liabilities of the Fund. However, it is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California or other states. If the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to certain creditors of the Fund to the extent of such distributions, plus interest. The Fund believes that, because of the nature of the Fund’s business, the assets and insurance of the Fund and of the General Partners, and the Fund’s ability to contract with third parties to prevent recourse by the party against a Limited Partner, it is unlikely that Limited Partners will receive distributions which have to be returned or that they will be subject to liability as General Partners. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund. The rights of the holders of Shares may not be modified otherwise than by the vote of a majority of outstanding shares.

(b)	Inapplicable.

Item 23.	Purchase, Redemption, and Pricing of Shares.

(a)	Inapplicable.

(b)	Inapplicable.

(c)	See Item 11(a).

(d)	Inapplicable.

(e)	Inapplicable.

21

Item 24.	Taxation of the Fund.

The U.S. Federal income tax considerations generally affecting the Partners are described in the Prospectus. No attempt is made to present a detailed explanation of the tax treatment of the Fund, and the discussion in the Prospectus is not intended as a substitute for careful tax planning, and does not address special rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, financial institutions and foreign investors. Each prospective partner is urged to consult his or her own tax adviser with respect to the specific federal, state, local and foreign tax consequences of investing in the Fund. Future legislative or administrative changes or court decisions may significantly alter these tax consequences, and any such changes or decisions may be retroactive.

For federal income tax purposes, under current law, the Fund is permitted to carry forward a net capital loss in any year to offset its own capital gains, if any, indefinitely.

As of December 31, 2022, the Fund had no capital loss carryforwards for federal income tax purposes.

Although the Fund is a corporation for federal income tax purposes and has elected to be taxed as a regulated investment company, the Fund expects that it will continue to be organized for all other purposes as a California limited partnership.

Item 25.	Underwriters.

Inapplicable.

Item 26.	Calculation of Performance Data.

Inapplicable.

Item 27.	Financial Statements.

The audited financial statements, notes and related report of BBD, LLP, the Fund’s former independent registered public accounting firm, contained in the Annual Report to partners for the fiscal year ended December 31, 2022 are incorporated herein by reference. No other parts of the Fund’s Annual Report are incorporated herein by reference. The financial statements and notes thereto included in the Fund’s Annual Report have been incorporated herein in reliance upon the report of BBD, LLP given on the authority of said firm as experts in accounting and auditing. A copy of the Fund’s Annual Report may be obtained by writing to the Fund, by calling 866-311-7541 or by following the following hyperlink: https://www.sec.gov/Archives/edgar/data/19780/000089418923001833/csef_ncsr.htm.

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APPENDIX A

STATEMENT OF

PROXY VOTING POLICY AND PROCEDURES

Introduction

The Securities and Exchange Commission has adopted Rule 204(4)-6, requiring written policies and procedures for voting proxies, and amended Rule 204-2, which defines requirements for recordkeeping, for investment advisors that have authority to vote proxies for their clients. Consistent with these rules, this document summarizes the proxy voting methodology employed by Mitchell Sinkler & Starr.

The rules indicate that effective proxy voting policies and procedures of an advisor should identify personnel responsible for monitoring corporate actions, making voting decisions and insuring that proxies are submitted in a timely manner. They should further describe the basis on which decisions are made to vote proxies, procedures for filing proxy information, and the way clients may access this information. Mitchell Sinkler & Starr has named a “Proxy Officer” for this purpose.

Proxy Voting Procedures

Mitchell Sinkler & Starr votes proxies for all clients unless the client specifically requests, in writing, to vote their own proxies. Mitchell Sinkler & Starr has streamlined the proxy-voting process by enrolling, through its sub-custodian, SEI, in ProxyEdge. ProxyEdge is an internet-based proxy management system which allows clients to vote proxies electronically. Mitchell Sinkler & Starr is notified via e-mail when proxies are available for on-line voting. Mitchell Sinkler & Starr has also elected to receive, for informational purposes, one set of materials by mail for each company. ProxyEdge maintains reports for all voting activity, which are archived online at the ProxyEdge website. These online records are maintained for a minimum of five years.

The proxy officer reviews each proxy, highlights any unusual or controversial issues, and votes the proxy consistent with the agreed proxy voting policy. Any new or unusual issues are reviewed by the firm’s portfolio managers prior to a final vote.

Disclosure of Information to Clients

Mitchell Sinkler & Starr provides a copy of this Proxy Voting Policy to its clients annually. Clients can, at any time, request a copy of Mitchell Sinkler & Starr’s Proxy Voting Policy and Procedures as well as a record of specific proxy votes to holders of those shares.

Proxy Voting Policy

This statement must include a description of the means by which Mitchell Sinkler & Starr addresses material conflicts between its own interests and the interests of its clients. Should any such conflict of interest arise, our Proxy Voting Committee will convene to determine the appropriate action. It is the policy of the firm to provide the pertinent clients with a full description of the nature of the conflict and to allow the clients to vote their proxies entirely in accordance with their own preferences. In the history of the firm, there has never been such a conflict of interest, and it is expected that any such occurrence in the future would be exceedingly rare.

It is the overriding principle at Mitchell Sinkler & Starr to vote proxies solely in the interest of the shareholders, and for the exclusive purpose of insuring long-term economic benefit to them. Certain proxy items involve routine matters and these might include election of directors, appointment of auditors, stock splits, changes in date or time of annual meetings, limiting liability of directors, and amendments of articles of incorporation or by-laws to coincide with changes in federal or state regulations. Other proxy matters are more complicated and may require analysis or subjective judgments to determine what would be in the best interests of clients.

Although it is not possible to set firm guidelines for voting every issue, there are certain categories of proxy matters which would normally be beneficial to shareholders and which Mitchell Sinkler & Starr would expect to support. These would include:

•	Requirement for annual election of all directors,
•	Separation of CEO and Chairman positions,
•	Merger or consolidation of legally independent companies or subsidiaries, and
•	Majority vote for election of directors and shareholder proposals.

Certain other proxy matters are frequently not in the best interests of shareholder, and, subject to further review, would normally be opposed by Mitchell Sinkler & Starr. These would include:

•	Management proposals for protective barriers to take-over and merger offers,
•	Narrowly-based stock option plans for compensation of top management, and
•	Cumulative voting for directors.

Other matters might be given individualized attention, as the beneficial effects, or lack thereof, on stockholders cannot be generalized. These could include:

•	Creating or eliminating preemptive shareholder rights,
•	Establishing or amending incentive compensation plans for key employees,
•	Establishing or amending employee savings and stock purchase plans,
•	Change in the number of directors,
•	Management proposals to amend corporate charter to increase the authorized shares or classes of stock,
•	Proposals to establish or amend preferred stock rights plans,
•	Reincorporation under the laws of a different state, and
•	Proposals to establish or amend option-based incentive compensation plans and company-contributory savings and investment plans.

While some of these issues may seem non-controversial, Mitchell Sinkler & Starr reserves the right and understands the obligation to examine every proposal in light of its wording and the company to which it pertains, so that a judgment is made in the best economic interests of our clients.

This policy will be reviewed at least annually by the Proxy Voting Officer, Chief Compliance Officer and at least one Principal, prior to the following year’s proxy voting season, to ensure proper implementation and to determine if changes to the policy or procedures are necessary.

January 31, 2008

Revised 3/8/13

Revised 7/24/13

Revised 11/12/14

Revised 2/27/15

Revised 2/26/15

Revised 3/11/19

Revised 2/11/21

PART C.     OTHER INFORMATION

Item 28.	Exhibits.

(a)	Amended and Restated Certificate and Agreement of Limited Partnership is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the Securities and Exchange Commission (the “SEC”) on April 22, 1998 (“Amendment No. 21”).

(b)(1)	Code of Regulations is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 26, 1996 (“Amendment No. 19”).

(b)(2)	Amendment No. 1 to the Code of Regulations is incorporated herein by reference to Exhibit No. 2(b) of Amendment No. 19.

(c)	See Articles IV, V, VI, VII and VIII of the Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Articles II, V and VI of the Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19.

(d)	Advisory Agreement dated December 31, 2021 is incorporated herein by reference to Exhibit (d) of Amendment 45 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 21, 2022 (“Amendment No. 45”).

(e) (f)	Inapplicable. Inapplicable.

(g)	Custody Agreement dated April 18, 2020 is incorporated herein by reference to Exhibit (g)(2) of Amendment No. 43 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 27, 2020 (“Amendment No. 43”).

(h)(1)	Transfer Agent Servicing Agreement dated April 18, 2020 is incorporated herein by reference to Exhibit (h)(4) of Amendment No. 43.

(h)(2)	Fund Administration Servicing Agreement dated April 18, 2020 is incorporated herein by reference to Exhibit (h)(9) of Amendment No. 43.

(h)(3)	Fund Accounting Servicing Agreement dated April 18, 2020 is incorporated herein by reference to Exhibit (h)(10) of Amendment No. 43.

(i)	Inapplicable.

(j)	Consent of BBD, LLP is filed herein.

(k)	Inapplicable.

25

(l)(1)	Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(a) of Amendment No. 19.

(l)(2)	Amendment No. 1 to Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(b) of Amendment No. 19.

(m)	Inapplicable.

(n)	Inapplicable.

(o)	Inapplicable.

(p)(1)	Code of Ethics of the Fund, as last revised on October 26, 2016 is incorporated by reference to Exhibit (p)(1) of Amendment No. 40 to the Fund’s Registration Statement on Form N-1A (File No 811-2631) as filed with the SEC on April 27, 2017 (“Amendment No. 40”).

(p)(2)	Code of Ethics of Mitchell Sinkler & Starr, Inc. dated September 3, 2021 is incorporated herein by reference to Exhibit (p)(2) of Amendment No. 45.

Item 29.	Persons Controlled by or under Common Control with the Fund.

Inapplicable.

Item 30.	Indemnification.

Indemnification of the Fund’s Custodian against certain stated liabilities is provided for in Article X of the Custody Agreement which is incorporated herein by reference to Exhibit (g)(2) of Amendment No. 43.

Indemnification of the Fund’s Transfer Agent against certain stated liabilities is provided for in Section 7 of the Transfer Agent Servicing Agreement which is incorporated herein by reference to Exhibit (h)(4) of Amendment No. 43.

Indemnification of the Fund’s Administrator against certain stated liabilities is provided for in Section 6 of the Fund Administration Servicing Agreement which is incorporated herein by reference to Exhibit (h)(9) of Amendment No. 43.

Indemnification of the Fund’s Accountant against certain stated liabilities is provided for in Section 9 of the Fund Accounting Servicing Agreement which is incorporated herein by reference to Exhibit (h)(10) of Amendment No. 43.

The Fund has obtained from a major insurance carrier a director’s and officers’ liability policy covering certain types of errors and omissions.

Section 3.6 of Article III of the Fund’s Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Section 3.13 of Article III of the Fund’s Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19, each provide for the indemnification of the Fund’s Managing General Partners and officers.

26

Item 31.	Business and Other Connections of Investment Adviser.

The information required by this Item 31 with respect to each director, officer and partner of Mitchell Sinkler & Starr, Inc. (“MSS”) is incorporated by reference to Schedules A and D of Form ADV filed by MSS with the SEC pursuant to the Investment Advisers Act of 1940, as amended (SEC File No. 801-8445).

Item 32.	Principal Underwriters.

Inapplicable.

Item 33.	Location of Accounts and Records.

Inapplicable.

Item 34.	Management Services.

Inapplicable.

Item 35.	Undertakings.

Inapplicable.

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SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Chestnut Street Exchange Fund has duly caused this Amendment No. 46 to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Wilmington, and State of Delaware, on the 27th day of April, 2023.

CHESTNUT STREET EXCHANGE FUND

By:	/s/ Frederick C. Teufel, Jr., President
Frederick C. Teufel, Jr., President

EXHIBIT INDEX

Exhibit	Description
(j)	Consent of BBD, LLP